AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
James W. Christmas	Marilynn Meek — General Info (212) 827-3773
Chairman and CEO	Susan Garland — Analyst Info (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:
April 8, 2005

KCS ENERGY ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

Houston, TX, April 8, 2005 — KCS Energy, Inc. (NYSE: KCS) today announced that it has closed a private placement of $100,000,000 of 7 1/8% Senior Notes due 2012. The notes were issued as additional debt securities under an indenture pursuant to which KCS issued $175,000,000 of 7 1/8% Senior Notes due 2012 in April 2004. The net proceeds of the offering will be used to finance the purchase price of KCS’ pending acquisition of oil and gas properties and related assets located primarily in its North Louisiana-East Texas core operating area, which is expected to close in mid-April 2005, and for general corporate purposes. If KCS’ pending acquisition is not consummated, the net proceeds of the offering will be used for general corporate purposes, including any future acquisitions. The notes are senior unsecured obligations of KCS with interest payable semi-annually and are guaranteed by each of KCS’ subsidiaries.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the closing of the Company’s pending acquisition, uncertainties inherent in estimating proved reserves, uncertainties inherent in estimating reserves and identifying locations related to extensional drilling opportunities which are less certain than proved reserves, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

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